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                                                                   EX-99.B(1)(c)

                      TOTAL RETURN U.S. TREASURY FUND, INC.

                             ARTICLES SUPPLEMENTARY


         TOTAL RETURN U.S. TREASURY FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
         Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution classifying and designating the Corporation's previously unclassified one hundred million (100,000,000) shares of Common Stock, par value $.001 per share, having an aggregate value of $100,000.00, as follows: forty million (40,000,000) shares are designated "Flag Investors Total Return U.S. Treasury Fund Class A Shares" (the "Class A Shares"), five million (5,000,000) shares are designated "Flag Investors Total Return U.S. Treasury Fund Class B Shares" (the "Class B Shares"), forty million (40,000,000) shares are designated "ISI Total Return U.S. Treasury Fund Shares" (the "ISI Shares"), and fifteen million (15,000,000) shares remain undesignated.

                  SECOND: Immediately before the designation and classification of the Class A Shares, Class B Shares and ISI Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue one hundred million (100,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $100,000.00, of which one hundred million (100,000,000) shares were designated Common Stock in the Corporation's Articles of Incorporation, but which, out of authorized but unissued shares, had been designated (i) Total Return U.S. Treasury Fund Shares and renamed Flag Investors Total Return U.S. Treasury Fund Class A Shares; (ii) Flag Investors Total Return U.S. Treasury Fund Class B Shares; and (iii) C.J. Lawrence Total Return U.S. Treasury Fund Shares and renamed ISI Total Return U.S. Treasury Fund Shares, respectively, by the Corporation's Board of Directors as authorized in the Corporation's Articles of Incorporation.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.
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                  IN WITNESS WHEREOF, Total Return U.S. Treasury Fund, Inc. has
         caused these Articles Supplementary to be executed by one of its Vice-Presidents and its corporate seal to be affixed and attested by its Secretary on this 15th day of December 1993.


 [CORPORATE SEAL]

                      TOTAL RETURN U.S. TREASURY FUND, INC.



                           By:  /s/ Edward J. Veilleux
                              ----------------------------------------
                                Vice-President


Attest:  /s/ Brian C. Nelson
       -----------------------
         Secretary


                  The undersigned, Vice President of TOTAL RETURN U.S. TREASURY FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                            /s/ Edward J. Veilleux
                                            -----------------------------
                                            Edward J. Veilleux